Exhibit 99.1

Travel + Leisure Co. Reports Third Quarter 2022 Results

ORLANDO, Fla. (October 27, 2022) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported third quarter 2022 financial results for the three months ended September 30, 2022. Highlights and outlook include:

•Net income of $116 million, $1.38 diluted earnings per share, on net revenue of $937 million

•Adjusted EBITDA of $234 million and adjusted diluted earnings per share of $1.28 (1)

•Net cash provided by operating activities of $267 million and adjusted free cash flow of $195 million for the nine months ended September 30, 2022

•Expects full year adjusted EBITDA from $855 million to $865 million

•Repurchased $115 million of common stock in the third quarter and $243 million for the nine months ended September 30, 2022

•Management will recommend a fourth quarter dividend of $0.40 per share for approval by the Board of Directors

•Executed $250 million term securitization on October 20, 2022

“Our third quarter results and outlook for the remainder of the year clearly demonstrate the strength of leisure travel and the strong desire for new and existing timeshare owners to buy, use, and upgrade their membership,” said Michael D. Brown, president and CEO of Travel + Leisure Co.

“Our Vacation Ownership segment is performing as well as it ever has, driven by VPG 45% higher than 2019. The strength in VPG reflects the value our consumer sees in the timeshare product, with strong relative value to hotel and alternative accommodations.”

(1) This press release includes adjusted EBITDA, adjusted diluted EPS, adjusted free cash flow, gross VOI sales and adjusted net income, which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Business Segment Results

Vacation Ownership

$ in millions	Q3 2022	Q3 2021	% change
Revenue	$754	$665	13%
Adjusted EBITDA	$188	$181	4%

Vacation Ownership revenue increased 13% to $754 million in the third quarter of 2022 compared to the same period in the prior year. Gross vacation ownership interest (VOI) sales were $555 million compared to $440 million in the prior year and tours were 158,000 during the quarter compared to 129,000 in the same period last year. VPG increased 5% to $3,393.

Third quarter adjusted EBITDA was $188 million compared to $181 million in the prior year period. The increase was driven by higher Gross VOI sales due to the ongoing recovery of operations from COVID-19, partially offset by an adjustment in the prior year to the COVID-19 related allowance for loan losses. The third quarter 2021 COVID-19 related allowance adjustment resulted in a $21 million increase to revenue and a $13 million net positive impact to Adjusted EBITDA.

Travel and Membership

$ in millions	Q3 2022	Q3 2021	% change
Revenue	$183	$175	5%
Adjusted EBITDA	$65	$64	2%

Travel and Membership revenue increased 5% to $183 million in the third quarter of 2022 compared to the same period in the prior year, primarily due to transaction growth.

Third quarter Adjusted EBITDA was $65 million compared to $64 million in the prior year due to the revenue increase partially offset by higher staffing and marketing costs to support new travel club launches.

Balance Sheet and Liquidity

Net Debt — As of September 30, 2022, the Company had net debt of $3.2 billion comprised of $3.4 billion of corporate debt and $169 million of cash and cash equivalents. Corporate debt excludes $1.9 billion of non-recourse debt related to the securitized notes receivables portfolio. The Company's leverage ratio for covenant purposes was 3.7x. At the end of the third quarter, the Company had $1.2 billion of liquidity in cash and cash equivalents and revolving credit facility availability.

Timeshare Receivables Financing — On July 21, 2022, the Company closed on a $275 million term securitization transaction with a weighted average coupon of 5.7% and a 90.5% advance rate. Subsequent to the end of the quarter, on October 20, 2022, the Company closed on an additional $250 million term securitization transaction with a weighted average coupon of 6.9% and a 87.5% advance rate.

Cash Flow — For the nine months ended September 30, 2022, net cash provided by operating activities was $267 million, compared to $435 million in the prior year period. Adjusted free cash flow was $195 million for the nine months ended September 30, 2022 compared to $128 million in the same period of 2021.

Share Repurchases — During the third quarter of 2022, the Company repurchased 2.8 million shares of common stock for $115 million at a weighted average price of $41.76 per share. As of September 30, 2022, the Company had $585 million of remaining availability under its share repurchase program.

Dividend — The Company paid $33 million ($0.40 per share) in cash dividends on September 30, 2022 to shareholders of record as of September 15, 2022. Management will recommend a fourth quarter dividend of $0.40 per share for approval by the Company’s Board of Directors in November 2022.

Outlook

The Company is providing guidance regarding expectations for the 2022 full year:

•Adjusted EBITDA of $855 million to $865 million
•Gross VOI sales of $1.95 billion to $2.0 billion
•VPG of approximately $3,400

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, such items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. EDT. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. EDT today. Additionally, a telephone replay will be available for seven days beginning at 12:00 p.m. EDT today at 877-660-6853.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA, adjusted diluted EPS, adjusted free cash flow, gross VOI sales and adjusted net income/(loss), which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 6, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 6 for an explanation of our non-GAAP measures.

About Travel + Leisure Co.
Travel + Leisure Co. (NYSE:TNL) is the world’s leading membership and leisure travel company, with nearly 20 travel brands across its resort, travel club, and lifestyle portfolio. The company provides outstanding vacation experiences and travel inspiration to millions of owners, members, and subscribers every year through its products and services: Wyndham Destinations, the largest vacation ownership company with more than 245 vacation club resort locations across the globe; Panorama, the world’s foremost membership travel business that includes the largest vacation exchange company and subscription travel brands; and Travel + Leisure Group, featuring top travel content and travel services including the brand’s eponymous travel club. At Travel + Leisure Co., our global team of associates brings hospitality to millions each year, turning vacation inspiration into exceptional travel experiences. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” “intends,” and other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions, inflation and potential recessionary impacts, unemployment rates, consumer sentiment, terrorism or acts of gun violence, political strife, war, including hostilities in Ukraine, pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; rising interest rates and our ability to access capital markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to the scope, impact and duration of the novel coronavirus global pandemic (“COVID-19”), including resurgences, the pace of recovery, distribution and adoption of vaccines and treatments, and actions in response to the evolving pandemic by governments, businesses and individuals; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Condensed Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.COVID-19 Related Impacts
6.Definitions

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues
Service and membership fees	$410	$378	$1,222	$1,114
Net VOI sales	403	344	1,099	810
Consumer financing	104	103	302	304
Other	20	14	45	36
Net revenues	937	839	2,668	2,264

Expenses
Operating	417	352	1,202	992
Cost of vacation ownership interests	39	43	125	105
Consumer financing interest	20	19	55	63
Marketing	125	101	337	261
General and administrative	117	106	358	325
Depreciation and amortization	30	31	91	93
Restructuring	—	—	8	(1)
COVID-19 related costs	—	1	2	3
Asset recoveries, net	—	—	(1)	—
Total expenses	748	653	2,177	1,841

Operating income	189	186	491	423
Interest expense	48	47	143	147
Interest (income)	(2)	(1)	(3)	(1)
Other (income), net	(19)	—	(16)	(2)
Income before income taxes	162	140	367	279
Provision for income taxes	46	39	101	76
Net income from continuing operations	116	101	266	203
Loss on disposal of discontinued business, net of income taxes	—	—	—	(2)
Net income attributable to TNL shareholders	$116	$101	$266	$201

Basic earnings per share
Continuing operations	$1.39	$1.16	$3.15	$2.35
Discontinued operations	—	—	—	(0.02)
	$1.39	$1.16	$3.15	$2.33

Diluted earnings per share
Continuing operations	$1.38	$1.15	$3.12	$2.33
Discontinued operations	—	—	—	(0.03)
	$1.38	$1.15	$3.12	$2.30

Weighted average shares outstanding
Basic	83.0	86.6	84.6	86.5
Diluted	83.6	87.4	85.5	87.3

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Consolidated Results

Net income attributable to TNL shareholders	$116	$101	15%	$266	$201	32%
Diluted earnings per share	$1.38	$1.15	20%	$3.12	$2.30	36%
Net income from continuing operations	$116	$101	15%	$266	$203	31%
Diluted earnings per share from continuing operations	$1.38	$1.15	20%	$3.12	$2.33	34%

Net income margin	12.4%	12.0%		10.0%	8.9%

Adjusted Earnings
Adjusted EBITDA	$234	$228	3%	$634	$550	15%
Adjusted net income	$107	$104	3%	$275	$214	29%
Adjusted diluted earnings per share	$1.28	$1.19	8%	$3.22	$2.46	31%

Segment Results

Net Revenues
Vacation Ownership	$754	$665	13%	$2,098	$1,722	22%
Travel and Membership	183	175	5%	572	544	5%
Corporate and other	—	(1)		(2)	(2)
Total	$937	$839	12%	$2,668	$2,264	18%

Adjusted EBITDA
Vacation Ownership	$188	$181	4%	$480	$386	24%
Travel and Membership	65	64	2%	211	209	1%
Segment Adjusted EBITDA	253	245		691	595
Corporate and other	(19)	(17)		(57)	(45)
Total Adjusted EBITDA	$234	$228	3%	$634	$550	15%

Adjusted EBITDA margin	25.0%	27.2%		23.8%	24.3%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 6 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Vacation Ownership

Net VOI sales	$403	$344	17%	$1,099	$810	36%
Loan loss provision	91	49	86%	216	120	80%
Gross VOI sales, net of Fee-for-Service sales	494	393	26%	1,315	930	41%
Fee-for-Service sales	61	47	30%	146	129	13%
Gross VOI sales	$555	$440	26%	$1,461	$1,059	38%

Tours (in thousands)	158	129	22%	415	323	28%
VPG (in dollars)	$3,393	$3,233	5%	$3,423	$3,112	10%

Tour generated VOI sales	$537	$418	28%	$1,419	$1,004	41%
Telesales and other	18	22	(18)%	42	55	(24)%
Gross VOI sales	$555	$440	26%	$1,461	$1,059	38%

Net VOI sales	$403	$344	17%	$1,099	$810	36%
Property management revenue	191	176	9%	565	503	12%
Consumer financing	104	103	1%	302	304	(1)%
Other (a)	56	42	33%	132	105	26%
Total Vacation Ownership revenue	$754	$665	13%	$2,098	$1,722	22%

Travel and Membership (b)

Avg. number of exchange members (in thousands)	3,501	3,895	(10)%	3,529	3,684	(4)%

Transactions (in thousands)	250	231	8%	813	836	(3)%
Revenue per transaction (in dollars)	$334	$344	(3)%	$334	$321	4%
Exchange transaction revenue	$84	$79	6%	$272	$268	1%

Transactions (in thousands)	189	172	10%	560	476	18%
Revenue per transaction (in dollars)	$239	$248	(4)%	$248	$256	(3)%
Travel Club transaction revenue	$45	$43	5%	$139	$122	14%

Transactions (in thousands)	439	403	9%	1,373	1,312	5%
Revenue per transaction (in dollars)	$293	$303	(3)%	$299	$297	1%
Travel and Membership transaction revenue	$129	$122	6%	$411	$390	5%

Transaction revenue	$129	$122	6%	$411	$390	5%
Subscription revenue	47	43	9%	137	127	8%
Other (c)	7	10	(30)%	24	27	(11)%
Total Travel and Membership revenue	$183	$175	5%	$572	$544	5%
Note:    Amounts may not compute due to rounding.
Due to changes in organizational structure in the second quarter of 2022, the management of Extra Holidays was transitioned to the Vacation Ownership segment. As such, the Company reclassified the results of Extra Holidays, which was previously reported within the Travel and Membership segment, into the Vacation Ownership segment. Prior period segment information has been updated to reflect this change.

(a)    Includes fee-for-service commission revenues and other ancillary revenues.
(b)    In 2022, the Travel and Membership segment determined that certain rental transactions for travelers that were not RCI members are more closely aligned with Travel Club transactions (previously “Non-exchange”). It was also determined that the presentation of transactions for Travel Club would be more reflective of how members use the club if it included add-on vacation travel bookings, such as car rentals. These changes are reflected in all periods presented.
(c)    Primarily related to cancellation fees, commissions and other ancillary revenue.

Table 3

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended September 30,
	2022	EPS	Margin %	2021	EPS	Margin %
Net income attributable to TNL shareholders	$116	$1.38	12.4%	$101	$1.15	12.0%
Amortization of acquired intangibles (a)	2			2
COVID-19 related costs	—			1
Legacy items	(1)			2
Gain on equity investment	(3)			—
Fair value change in contingent consideration	(10)			—
Taxes (b)	3			(1)
Adjusted net income	$107	$1.28	11.4%	$104	$1.19	12.4%
Income taxes on adjusted net income	43			41
Interest expense	48			47
Depreciation	28			29
Stock-based compensation expense (c)	10			8
Interest income	(2)			(1)
Adjusted EBITDA	$234		25.0%	$228		27.2%

Diluted Shares Outstanding	83.6			87.4

	Nine Months Ended September 30,
	2022	EPS	Margin %	2021	EPS	Margin %
Net income attributable to TNL shareholders	$266	$3.12	10.0%	$201	$2.30	8.9%
Loss on disposal of discontinued business, net of income taxes	—			2
Net income from continuing operations	$266	$3.12	10.0%	$203	$2.33	9.0%
Restructuring (d)	8			(1)
Amortization of acquired intangibles (a)	7			7
Loss on equity investment	5			—
COVID-19 related costs	2			3
Legacy items	1			6
Asset recoveries, net (e)	(1)			—
Fair value change in contingent consideration	(10)			—
Taxes (b)	(3)			(4)
Adjusted net income	$275	$3.22	10.3%	$214	$2.46	9.5%
Income taxes on adjusted net income	104			80
Interest expense	143			147
Depreciation	84			86
Stock-based compensation expense (c)	31			24
Interest income	(3)			(1)
Adjusted EBITDA	$634		23.8%	$550		24.3%

Diluted Shares Outstanding	85.5			87.3
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and

Table 3
(continued)

adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 6 for the definitions of these non-GAAP measures.

(a)    Amortization of acquisition-related intangible assets is excluded from adjusted net income and adjusted EBITDA.
(b)    Represents the tax effects on the adjustments.
(c)    All stock-based compensation is excluded from adjusted EBITDA.
(d)     Includes $3 million of stock-based compensation expenses for the nine months ended September 30, 2022 associated with the 2022 restructuring.
(e)     Includes $1 million of inventory impairments for the nine months ended September 30, 2022, included in Cost of vacation ownership interests on the Condensed Consolidated Statements of Income.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Nine Months Ended September 30,
	2022	2021

Net cash provided by operating activities	$267	$435
Property and equipment additions	(36)	(40)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(38)	(272)
Free cash flow	$193	$123
COVID-19 related adjustments (a)	2	5
Adjusted free cash flow (b)	$195	$128

(a)    Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $34 million of net cash used in investing activities and $414 million of net cash used in financing activities for the nine months ended September 30, 2022, and $77 million of net cash used in investing activities and $1.2 billion of net cash used in financing activities for the nine months ended September 30, 2021.

Table 5

Travel + Leisure Co.
COVID-19 Related Impacts
(in millions)

The table below presents the COVID-19 related impacts on our results of operations for the nine months ended September 30, 2022, and the related classification on the Condensed Consolidated Statements of Income. There were no COVID-19 related impacts recognized during the three months ended September 30, 2022.

Nine Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
September 30, 2022
Employee compensation related and other	$—	$—	$2	$2	$2	COVID-19 related costs
Total COVID-19	$—	$—	$2	$2	$2

The tables below present the COVID-19 related impacts on our results of operations for the three and nine months ended September 30, 2021, and the related classification on the Condensed Consolidated Statements of Income:

Three Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
September 30, 2021
Allowance for loan losses:
Provision	$(21)	$—	$—	$(21)	$—	Vacation ownership interest sales
Recoveries	8	—	—	8	—	Cost of vacation ownership interests
Employee compensation related and other	1	—	—	1	1	COVID-19 related costs
Total COVID-19	$(12)	$—	$—	$(12)	$1

Nine Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
September 30, 2021
Allowance for loan losses:
Provision	$(47)	$—	$—	$(47)	$—	Vacation ownership interest sales
Recoveries	17	—	—	17	—	Cost of vacation ownership interests
Employee compensation related and other	2	—	1	3	3	COVID-19 related costs
Lease related	(1)	—	—	(1)	(1)	Restructuring
Total COVID-19	$(29)	$—	$1	$(28)	$2

Table 6

Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: Adjusted free cash flow as a percentage of Adjusted EBITDA. Forward-looking outlook regarding Adjusted Free Cash Flow Conversion is provided only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel club bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.